UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.           )

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Envestnet, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2016

Chicago, Illinois

Dear Stockholder:

It is with great pleasure that we invite you to our 2016 Annual Meeting of Stockholders. The meeting will be held on May 11, 2016 at 35 East Wacker Drive, Suite 260, Chicago, Illinois at 10:00 a.m. Central time.

Our formal agenda for this year’s meeting is to vote on the election of directors, to vote, on an advisory basis, on 2015 executive compensation, and to ratify the selection of independent auditors for 2016. In addition, we will report to you the highlights of 2015 and discuss the outlook for our business in 2016.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Stockholders of record can vote their shares via the Internet, by using a toll‑free telephone number or by requesting and completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of shares.

We look forward to seeing you at the meeting.

Sincerely,

Judson Bergman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

April 11, 2016

Chicago, Illinois

TO THE STOCKHOLDERS OF ENVESTNET, INC.:

The 2016 Annual Meeting of Stockholders of Envestnet, Inc. will be held on May 11, 2016, at 10:00 a.m. Central time at 35 East Wacker Drive, Suite 260, Chicago, Illinois, for the following purposes:

1.

To elect one Class II director to hold office until the 2017 Annual Meeting and three Class III directors to hold office until the 2019 Annual Meeting or until their successors are duly elected and qualified;

2.	To vote, on an advisory basis, on executive compensation;

3.	To ratify the appointment of KPMG LLP as Envestnet’s independent auditors for the fiscal year ending December 31, 2016; and

4.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only stockholders of record, as shown by the transfer books of Envestnet, at the close of business on March 21, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS IN YOUR PROXY MATERIALS. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,

Shelly O’Brien
Secretary

ENVESTNET, INC.

35 East Wacker Drive

Suite 2400

Chicago, Illinois 60601

April 11, 2016

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why has this proxy statement been made available?

Our board of directors is soliciting proxies for use at our Annual Meeting of Stockholders to be held on May 11, 2016, and any adjournments or postponements of the meeting. The meeting will be held at 10:00 a.m. Central time at 35 East Wacker Drive, Suite 260, Chicago, Illinois. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about April 11, 2016.

This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at the Annual Meeting?

The following proposals are scheduled to be voted on at the Annual Meeting:

•	The election of one Class II and three Class III directors.

•	An advisory vote on executive compensation.

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2016.

Envestnet’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the selection of KPMG LLP as our independent auditors for 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

To Be Held on May 11, 2016

Are proxy materials available on the Internet?

Yes. Our proxy statement for the 2016 Annual Meeting, form of proxy card and 2015 Annual Report are available at www.envestnet.com.

Who is entitled to vote?

March 21, 2016 is the record date for the Annual Meeting. If you owned our common stock at the close of business on March 21, 2016, you are entitled to vote. On that date, we had 42,392,982 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only outstanding class of stock. The closing price of our common stock on March 21, 2016 on the New York Stock Exchange was $25.29.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on March 21, 2016.

The proxy card indicates the number of shares of common stock you are entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent to you directly. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. You may also vote by telephone or via the Internet as described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?” or you may vote your proxy card by mail.

Beneficial Owner

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “Information About the Annual Meeting and Voting—How do I vote in person at the Annual Meeting?” Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you would like to vote by telephone or on the Internet, you should read the information described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?”

How do I vote by proxy if I am a stockholder of record?

If you are a stockholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote. Your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of each Class II and Class III director;

•	“FOR” the approval of the advisory vote on executive compensation; and

•	“FOR” the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016.

If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

How do I give voting instructions if I am a beneficial owner?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange, which we refer to as the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non‑routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to directors and on the advisory vote on executive compensation, and any other matters treated as non‑routine by the NYSE, is counted.

May I vote by telephone or via the Internet?

Yes. If you are a stockholder of record, you have a choice of voting over the Internet, voting by telephone using a toll‑free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. Please note that there are separate telephone and Internet arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically via the Internet, or by following the instructions provided on the proxy card.

If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the Annual Meeting and vote.

May I revoke my proxy or my voting instructions?

Yes. If you change your mind after you vote, if you are a stockholder of record, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;

•	Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601; or

•	Attend the Annual Meeting and vote in person.

If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank or broker to determine how to revoke your voting instructions.

If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on March 21, 2016.

Even if you plan to attend the Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

To have a quorum for our Annual Meeting, the holders of a majority of our shares of common stock outstanding as of March 21, 2016 must be present in person or represented by proxy at the Annual Meeting.

What vote is required to approve each proposal?

Directors are elected by a plurality vote, which means that the nominee for Class II director and the three nominees for Class III directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our by‑laws provide that such director will voluntarily tender his resignation for consideration by our Board of Directors (“Board”). Our Board will determine whether to accept the resignation of such director. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

How are votes counted?

In the election of Envestnet directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the proposals relating to the advisory vote on executive compensation, and the ratification of Envestnet’s independent auditors. If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non‑routine matters. As described in “How do I give voting instructions if I am a beneficial holder?” the election of directors and the advisory vote on executive compensation are considered non‑routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non‑votes and abstentions?

A broker “non‑vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Common stock owned by stockholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock that is beneficially owned and is voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non‑votes with respect to some proposals, as long as the broker votes on at least one proposal. Broker “non‑votes” will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non‑votes” will have no direct effect on the outcome of any of the proposals. Abstentions will be considered present and voting and will have the impact of a vote against a proposal.

Are there any voting agreements with respect to our common stock?

No.

What are the costs of soliciting these proxies and who will pay them?

Envestnet will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where can I find the voting results?

We will publish the voting results in a Form 8‑K that we will file with the U.S. Securities and Exchange Commission (“SEC”), within four business days after the Annual Meeting. You can find the Form 8‑K on our website at www.envestnet.com.

Will Envestnet’s independent auditors attend the Annual Meeting?

Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Do directors attend the Annual Meeting?

Directors are encouraged to attend all meetings of stockholders called by Envestnet. Six of our seven independent directors, who were members of our Board at the time, attended the 2015 Annual Meeting of Stockholders.

Can a stockholder, employee or other interested party communicate directly with our Board? If so, how?

Our Board provides a process for stockholders, employees or other interested parties to send communications to our Board. Stockholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to accounting or auditing matters or any other matters may send an email to corpsecy@envestnet.com. Alternatively, stockholders, employees or other interested parties may send written communications to the Board c/o Corporate Secretary, 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601, although mail is not as prompt as e‑mail. Communication with the Board may be anonymous. The Secretary will forward all communications to the Board, to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or voting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827‑2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827‑3940 or by email at investor.relations@envestnet.com.

CORPORATE GOVERNANCE

Overview

In General

Our Board has maintained corporate governance policies since we became a public company following our 2010 initial public offering, which we refer to as our IPO. We have reviewed internally and with the Board the provisions of the Sarbanes‑Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board, director qualification standards, including independence, director responsibilities and Board self‑evaluations. We have also adopted a Code of Business Conduct and Ethics for our employees and directors and charters for each of our Compensation Committee, Audit Committee and Nominating and Governance Committee. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, are available on our website located at www.envestnet.com and you can view and print these documents by accessing our website, then clicking on “Investor Relations,” followed by “Corporate Governance.” In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the committee charters by contacting our Corporate Secretary via:

Telephone (312) 827‑2800 Facsimile (312) 827‑2801 E‑mail corpsecy@envestnet.com

Independent Director Meetings

Our independent directors meet at regularly scheduled executive sessions without the participation of management and our non‑employee directors also meet periodically at executive sessions without the participation of management. Ross Chapin, our lead independent director, is the presiding director for executive sessions of independent directors and non‑employee directors.

Other Corporate Governance Highlights	•With the exception of two directors, our Board consists of all non‑employee, independent directors.

•Only non‑employee, independent directors may serve on our Audit, Compensation and Nominating and Governance Committees.

•Our Audit Committee hires, determines the compensation of and decides the scope of services performed by our independent auditors. It also has the authority to retain outside advisors.

•No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.

•Our Compensation Committee has the authority to retain independent consultants to assist it. Our Compensation Committee evaluates the performance of the Chief Executive Officer, to whom we refer as our CEO, based on corporate goals and objectives and, with the other independent directors, sets his compensation based on this evaluation.

•The Board and each committee of the Board performed the annual self‑evaluation required by the Corporate Governance Guidelines or the applicable committee charter.

•We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees that sets forth basic principles to guide their day‑to‑day activities. The Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.

•In addition to Envestnet’s regular Board meetings that last approximately two days each, our Board has an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. We also provide our directors with the opportunity to attend continuing education programs.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves up‑to‑date on the company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets six times per year in regularly scheduled meetings, but will meet more often if necessary. From time to time, the Board has telephonic information sessions on various topics. The Board met twelve times, including these telephonic conferences, during 2015. All of our directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2015.

Director Independence

In February 2016, our Board determined that the following directors are independent under the listing standards of the NYSE: Ross Chapin, James Fox, James Johnson, Charles Roame, Yves Sisteron and Gregory Smith. In March 2016, our Board determined that Luis Aguilar and Gayle Crowell are independent under the listing standards of the NYSE as well. These independent directors constitute substantially more than a majority of Envestnet’s Board. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and therefore determined that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program and the performance, qualification and independence of the independent auditors.

The Audit Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Audit Committee are currently Mr. Smith (Chairman), Mr. Chapin, Mr. Fox and Mr. Johnson.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that Messrs. Chapin, Johnson, Fox and Smith are each audit committee financial experts, as that term is defined under SEC Rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”

The Audit Committee held seven meetings during 2015.

The Compensation Committee

The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Compensation Committee are currently Mr. Fox (Chairman), Mr. Chapin, Ms. Crowell and Mr. Sisteron.

The Compensation Committee held seven meetings during 2015.

The Nominating and Governance Committee

The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self‑evaluations.

The Nominating and Governance Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Nominating and Governance Committee are Mr. Roame (Chairman), Mr. Aguilar, Mr. Fox, Mr. Johnson and Mr. Smith.

The Nominating and Governance Committee held five meetings during 2015.

How are directors compensated?

Until October 28, 2015, each non‑employee director received an annual retainer of $60,000 with an additional meeting attendance stipend of $5,000 for each board meeting attended in person, including all coinciding committee meetings. The chairperson of our Audit Committee received an additional annual retainer of $15,000. The chairpersons of our other committees received an additional annual retainer of $10,000. The lead director received an additional annual retainer of $15,000. All non‑chairperson committee members received an additional annual retainer of $5,000 for each committee on which they serve. Directors received 33% of such amounts in cash and could receive the remaining 67% in either restricted stock or in options to acquire shares of our common stock at the discretion of the company.

Effective October 28, 2015, the non-employee director compensation policy was amended so that each non-employee director receives an annual retainer of $100,000, a meeting attendance stipend of $5,000 for each board meeting attended in person, including all coinciding committee meetings and an additional meeting attendance stipend of $1,000 for each telephonic meeting, including all coinciding committee meetings. The chairperson of our Audit Committee receives an additional annual retainer of $25,000. The chairpersons of our other committees receive an additional annual retainer of $15,000. The lead independent director receives an additional annual retainer of $25,000. All non-chairperson committee members receive an additional annual retainer of $10,000 for each committee on which they serve. Directors receive 25% of such amounts in cash and 25% in options to acquire shares of our common stock and 50% in restricted stock awards. In order to align the interests of the non-employee members of the Board with the long-term interests of the Corporation’s stockholders, all non-employee directors are required to have an ownership level equivalent to $300,000 within 4 years of October 28, 2015.

Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31 for the amounts earned during the previous year.  In addition, all directors who joined the Board after July 29, 2010 received an initial equity grant of $100,000 of restricted stock units.

We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees. Option grants to our non‑employee directors vest monthly over a four‑year period, except that the shares that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant. With respect to awards made on and after February 29, 2016, restricted stock units vest over a 3 year period as follows: one third of the total amount vests on the first anniversary of the date of the grant of restricted stock; and then one-twelfth of the total amount vests on each three-month anniversary. In addition, each of the directors who have joined the Board since July 29, 2010 also received an initial grant of 4,876 restricted stock units which also vests over a three- year period. Forty percent of the total amount vested on February 29, 2016. Thereafter, 30% of the total amount vests on February 28, 2017 and the remaining 30% vests on February 28, 2018. All equity grants to our non‑employee directors are made pursuant to our 2010 Long‑Term Incentive Plan. See “—Compensation Discussion and Analysis—2010 Long‑Term Incentive Plan.”

Director Compensation

As discussed above, our director compensation program was amended effective October 28, 2015.  Director compensation for the full year was prorated, as applicable, to reflect the program changes.

	Fees Earned	Option
	or Paid in Cash	Awards	Total
Name[1]	($)	($)(*)	($)
Ross Chapin	31,793	63,650	95,443
Cynthia Egan (2)	31,358	56,950	88,308
James Fox	28,460		28,460
Gates Hawn (3)	72,292		72,292
James Johnson	34,076	70,350	104,426
Charles Roame	30,485	63,650	94,135
Yves Sisteron	30,612	63,650	94,262
Gregory Smith	28,460		28,460

*Option awards were granted on February 28, 2015, in connection with 2014 service.

[1]	Mr. Fox and Mr. Smith were appointed to the Board in February 2015. They received their first equity award in 2016. Luis A. Aguilar and Gayle Crowell were appointed to the Board in March 2016.

[2]	Ms. Egan resigned from the Board on March 29, 2016.

[3]	Gates Hawn retired from the Board in February 2015. In March 2015, he received $72,292 in cash in lieu of receiving an option award.

Outstanding Unvested Awards

As of December 31, 2015, the following unvested awards were outstanding for each director.

Ross Chapin	7,402	options
Cynthia Egan	3,540	options
James Fox	0	options
James Johnson	8,293	options
Charles Roame	7,277	options
	164	restricted stock units
Yves Sisteron	8,030	options
Greg Smith	0	options

What is our Board leadership structure?

The Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.

While the Board does not have a policy with respect to combining or separating the Chairman and Chief Executive Officer positions, under the current Board leadership structure, the positions of Chairman and Chief Executive Officer are combined into one role. Mr. Bergman has served as our Chairman and Chief Executive Officer since 1999. Effective as of November 19, 2015, Anil Arora was appointed Vice Chairman. The independent directors of the Board have designated one lead director. The lead director’s responsibilities include, among other things, presiding over all executive sessions of the non‑employee directors, where non‑employee directors meet outside the presence of the management directors, presiding at all other meetings of the Board at which the Chairman is not present, serves as a liaison between the Chairman and the independent directors, discusses with the Chairman all information sent to the Board and discusses with the Chairman the meeting agendas of the Board. The other responsibilities of the lead director are determined by the Board from time to time. Yves Sisteron served as lead director until October 28, 2015, when Ross Chapin was designated the lead director.

In considering its leadership structure, the Board takes a number of factors into account. Based on its most recent review of the leadership structure, the Board believes that the current structure is appropriate for our company because it allows for effective evaluation and execution of our strategies and operations management. In addition, a number of Board and Committee processes and procedures, including regular executive sessions of non‑employee directors and annual performance evaluations, provide substantial independent oversight of our Chairman and Chief Executive Officer’s performance.

How does the Board oversee risk?

Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise‑wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The Board annually approves our business plan, giving consideration to risk management. The involvement of the Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for our company.

The Audit Committee of the Board reviewed our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.

The Compensation Committee reviewed compensation risk. The Compensation Committee assessed our executive compensation programs to ascertain any potential material risks that may be created by the compensation program.

In conducting this assessment, the Compensation Committee focused on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.

The Compensation Committee considered the findings of this assessment of compensation policies and practices and determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. Envestnet’s policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our company.

How do directors evaluate their performance?

The Board and each committee of the Board conducts annual self‑evaluations to assess the business skills, experience and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board of Director’s performance from directors and discusses the input with the full Board and oversees the full Board of Director’s review of its performance. Each committee also discusses the input with respect to the committee and the review of its performance. The self‑assessments focus on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve.

How are directors nominated?

In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee reviews the qualifications of these persons to determine whether they might be a good candidate for membership on the Board. The Nominating and Governance Committee includes a review of the person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to nominate the person for election to the Board at an annual meeting. Between annual meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board.

Envestnet does not have a formal Board diversity policy. However, the Board considers diversity in professional experience and professional training in recommending nominees. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee take into account factors such as the individual’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other Board memberships; reputation for integrity; and any other factors they consider to be relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re‑election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Governance Committee annually reviews its own performance. In connection with such self‑evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the corporate governance guidelines. See each nominee’s and director’s biography appearing later in this proxy statement for a description of the specific experiences that each such individual brings to our Board.

The Nominating and Governance Committee will consider a stockholder’s recommendation for directors, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a stockholder has a suggestion for candidates for election, the stockholder should mail it to: Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. No person recommended by a stockholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

If a stockholder desires to nominate a person for election as director at a stockholders’ meeting, that stockholder must comply with Section 5.2 of our By‑laws, which requires notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of stockholders. This time period has passed with respect to the 2016 Annual Meeting. With respect to the 2017 Annual Meeting, Envestnet must receive such written notice between December 12, 2016 and January 11, 2017. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	As to each person whom the stockholder proposes to nominate for election or re‑election as a director:

•	The name, age, business address and residence address of the person;

•	The principal occupation or employment of the person;

•	The class, series and number of shares of Envestnet common stock that are owned beneficially by the person;

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act; and

•	The nominee’s written consent to serve, if elected.

•	As to the stockholder giving the notice:

•	The name and record address of the stockholder;

•	The number of shares of Envestnet common stock that are owned beneficially by the stockholder; and

•

A description of all arrangements or understandings between such stockholder and each person the stockholder proposes for election or reelection as a director pursuant to which such proposed nomination is being made.

Compensation Committee interlock and insider participation

The Compensation Committee of Envestnet’s Board has responsibility for determining the compensation of our executive officers. None of the members of the Compensation Committee is a current or former officer or employee of our company. None of our executive officers serves on the compensation committee of any company that employs any member of the Compensation Committee.

What is our Related Party transactions approval policy and what procedures do we use to implement it?

Our Board has adopted a written Related Party transactions policy. This policy applies to any transaction, arrangement or relationship, which we refer to as a Related Party Transaction, in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 and in which any director, officer, 5% or greater stockholder or certain other related parties or entities, each of which we refer to as a Related Party, has a direct or indirect material interest. We refer to these transactions as Related Party Transactions. Under the policy, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:

•	The benefits to us of the proposed Related Party Transaction;

•

The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The creation of an actual or apparent conflict of interest;

•	The availability of other sources for comparable products or services;

•	The terms of the proposed Related Party Transaction;

•	The Related Party’s interest in the transaction; and

•	The terms available to unrelated third parties or to employees generally.

The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as the Audit Committee determines in good faith.

The following types of transactions do not require approval or ratification under this policy:

•	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not‑for‑profit organization or charity that receives donations from us;

•

Compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executed officer were a named executive officer; and

•	Director compensation arrangements that have been approved by our Board and that are reported in our annual meeting proxy statement.

What Related Party transactions do we have?

Registration Rights

On March 22, 2004, we entered into a registration rights agreement with certain holders of our common stock, or the registration rights agreement, pursuant to which these holders of our common stock are entitled to demand registration rights, Form S‑3 registration rights and piggyback registration rights with respect to the registration of their shares of our common stock under the Securities Act of 1933, as amended, or the Securities Act. We refer to shares of our common stock that are subject to the registration rights agreement as “registrable securities.”

In connection with our IPO, The EnvestNet Group, Inc., Envestnet’s 41% shareholder prior to the IPO (the “Envestnet Shareholder”), merged with and into Envestnet, with Envestnet being the surviving entity. Upon consummation of the merger of the Envestnet Shareholder with and into Envestnet, certain stockholders of the Envestnet Shareholder are entitled to become a party to the registration rights agreement and to receive each of the registration rights described below.

Demand Registration Rights.  The holders of registrable securities have rights, at their request, to have their shares registered for resale under the Securities Act. Holders of at least 50% of registrable securities may demand the registration of their shares on up to two occasions within any 12‑month period if the gross proceeds from the registration of their shares would exceed $15,000,000.

Registration on Form S‑3.  In addition to the demand registration rights discussed above, holders of at least 20% of the registrable securities may require that we register their shares of our common stock for public resale on Form S‑3 or similar short‑form registration statement if the gross proceeds from the registration of their shares of our common stock would exceed $5,000,000 and our company is eligible to use Form S‑3.

Piggyback Registration Rights.  The holders of approximately 2.5 million shares of registrable securities have rights to have their shares of our common stock registered for resale under the Securities Act if we register any of our securities, either for our own account or for the account of other stockholders, subject to the right of the underwriters involved in any such transaction to limit the number of shares of our common stock included in an underwritten offering.

The following Related Parties are currently party to the registration rights agreement: Judson Bergman (our Chairman and Chief Executive Officer and one of our directors), William Crager (our President), Scott Grinis (our Chief Technology Officer), Brandon Thomas (our Chief Investment Officer), and James Johnson, a current director. Holders of our registrable securities are entitled to the registration rights described above. Collectively, these Related Parties hold approximately 1.4 million shares covered by the registration rights agreement as of March 21, 2016.

Indemnification of Directors and Executive Officers

We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by‑laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.

Did our insiders comply with Section 16(a) beneficial ownership reporting in 2015?

Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Except as disclosed in the next sentence, we believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2015. Mr. Arora filed one Form 4 late in 2016 with respect to an acceleration of vested stock and Mr. Sisteron filed one Form 4 late with respect to the transfer of stock from his own name to a trust.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our by‑laws divide our Board into three classes with the terms of office of each class ending in successive years. Our by‑laws provide for a minimum of 5 and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting.

Following the recommendation of the Nominating and Governance Committee, our Board has nominated Luis A. Aguilar as a director of Envestnet to serve a one-year term to expire at the Annual Meeting in 2017 and Judson Bergman, Anil Arora and Gayle Crowell as directors of Envestnet to each serve a three‑year term to expire at the Annual Meeting in 2019 or, in each case, until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of Envestnet. Mr. Arora was appointed to the Board on November 19, 2015. Mr. Aguilar and Ms. Crowell were appointed to the Board on March 29, 2016. Our Nominating and Governance Committee has been working with our directors and management over the last few years to identify qualified individuals to serve on our Board. Ms. Crowell and Messrs. Aguilar, Fox, Roame and Smith were identified through this process. Each of Mr. Johnson and Mr. Sisteron have informed us of his desire to retire from the Board. Mr. Johnson has agreed to serve until the Board is able to transition another director into the role of Chair of the Audit Committee. Following Mr. Johnson’s resignation, it is not expected that a new director will be appointed to serve the remainder of his term. Mr. Sisteron will retire effective as of May 11, 2016, the date of the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS OF ENVESTNET.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the Annual Meeting.

We have set forth below information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for election for term expiring in 2019 (Class III)

Judson Bergman

Mr. Bergman, age 59, is the founder of our company and has served as our Chairman, Chief Executive Officer and a director since 1999. Prior to founding our company, Mr. Bergman was Managing Director at Nuveen Investments, Inc., a diversified investment manager. Mr. Bergman serves as a trustee of RS Investment Trust and RS Variable Products Trust, registered investment companies. Mr. Bergman earned his MBA in finance and accounting from Columbia University and received a BA from Wheaton College.

Mr. Bergman has extensive familiarity with the financial services industry acquired through his years with the company and his experience at Nuveen as well as his education in finance and accounting.

Anil Arora

Mr. Arora, age 57, has served as a director of our company since 2015. Mr. Arora has served as Vice Chairman and Chief Executive Officer of Envestnet | Yodlee since November 2015. Prior to then, he was President and Chief Executive Officer and was a member of the board of directors of Yodlee, Inc. since February 2000. Mr. Arora served as the Chairman of the board of directors of Yodlee, Inc. since March 2014. Prior to joining Yodlee, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as senior vice president, Gateway Internet and prior to that as chief marketing officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. and manufacturer and marketer of branded consumer foods, including as vice president, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods, including most recently as business director in the refrigerated products division. Mr. Arora holds an M.B.A. from the University of Michigan, Stephen M. Ross School of Business, and a B.S. in business administration from Rockford College.

Mr. Arora’s qualifications to serve on our Board include his experience in the technology industry and the operational insight and expertise he accumulated as President and Chief executive officer of Yodlee, Inc.

Gayle Crowell

Ms. Crowell, age 65, was appointed to the company’s board of directors effective March 29, 2016. Prior to that she served as lead independent director of Yodlee, Inc. from March 2014 and as a member of the Yodlee, Inc. Board of Directors from July 2002 until November 19, 2015, when Yodlee, Inc. was acquired by the company. Ms. Crowell has served as an operational business consultant for Warburg Pincus LLC, a private equity firm, since June 2001. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the board of directors of MercuryGate International, Inc., a cloud-based transportation management system technology provider, as well as Dude Solutions Inc., a provider of facilities maintenance software. Ms. Crowell holds a B.S. in education from the University of Nevada at Reno.

Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive and director of a public company and her experience in the technology industries.

Nominee for election for term expiring in 2017 (Class II)
Luis Aguilar

Mr. Aguilar, age 64, was appointed to the company’s board of directors effective March 29, 2016.  Mr. Aguilar was a Commissioner at the U.S. Securities and Exchange Commission from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Commissioner Aguilar's previous experience includes serving as the general counsel, head of compliance, executive vice president, and corporate secretary of Invesco, with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also managing director for Latin America in the 1990’s, and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP).  He began his legal career as an attorney at the U.S. Securities and Exchange Commission.

Mr. Aguilar represented the Commission as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC's first Investor Advisory Committee.

Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned a bachelor's degree from Georgia Southern University.

Mr. Aguilar’s experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisers, investment companies and broker-dealers, contribute to his qualifications to serve on our Board.

Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2018 (Class I)

James Johnson

Mr. Johnson, age 78, has served as a director of our company since 2000. Mr. Johnson is a General Partner and Founder of Apex Venture Partners, or Apex, a private equity firm, which he founded in 1988. Prior to founding Apex, Mr. Johnson was one of three founding partners of Knightsbridge Partners, a private investment firm. Prior to Knightsbridge, Mr. Johnson served in senior management roles with Beatrice Foods, including corporate Chief Financial Offer and Senior Vice President of the $6 billion U.S. Foods subsidiary. Mr. Johnson received an MBA from Northwestern University and a BS from Loyola University.

Mr. Johnson has experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Apex and Knightsbridge Partners. The Board also benefits from Mr. Johnson’s experience in senior financial and management roles at Beatrice Foods and his education in business administration.

Charles Roame

Mr. Roame, age 50, has served as a director of our company since 2011. Mr. Roame has served as Managing Partner of Tiburon Strategic Advisors, a provider of research, strategy consulting, and other related services primarily to financial services firms, since 1998. Mr. Roame has previously served on the boards of a variety of public, private and start‑up ventures. Mr. Roame serves as a Committee Member of SA Funds and on the Audit, Risk and Nominating and Governance committees of Edelman Financial Services (and related Affiliates of Hellman and Friedman, which owns the majority of Edelman Financial Services. Mr. Roame earned his MBA from the University of Michigan and a BA from Michigan State University.

Mr. Roame’s qualifications to serve on our Board are primarily based on his industry experience.
Gregory Smith

Mr. Smith, age 52, has served as a director of our company since 2015. Mr. Smith currently is an Executive‑in‑Residence and Lecturer at the University of Wisconsin‑Milwaukee’s Lubar School of Business, as well as Managing Partner of Barnett Management Advisors, LLC. Prior to joining the University of Wisconsin‑Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16 year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director of the Church Mutual Insurance Company and its subsidiary CM Vantage Specialty Insurance Company.  He is also a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith is an honors graduate of both Princeton University and The University of Chicago Booth Graduate School of Business. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors

Mr. Smith’s extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax and mergers and acquisitions and his knowledge gained from service on the boards of various other companies contribute to his qualifications to serve on our Board.

Directors whose terms expire in 2017 (Class II)

Ross Chapin

Mr. Chapin, age 63, has served as a director of our company since 2001. Mr. Chapin is a Managing Director of Parametric Portfolio Associates LLC, a provider of structured portfolio management, which he joined as a senior executive in October 2005. Prior to Parametric, Mr. Chapin co‑founded Orca Bay Partners, a private equity firm in 1998. Mr. Chapin received an MBA from Columbia University in finance and accounting, and an undergraduate degree from Denison University.

Mr. Chapin has broad knowledge of the financial services industry and financial products acquired through his experience at Parametric. In addition, the Board benefits from Mr. Chapin’s experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Orca Bay Partners and his education in finance and accounting.

James Fox

Mr. Fox, age 64, has served as a director of our company since 2015. Mr. Fox most recently retired as Non Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with The BISYS Group, Inc. and First Data Corporation starting in 1989 and currently serves on two additional boards in different industries. He is a Director and Chairman of the Audit Committee for kgb, Inc. and a Director of Ultimus Fund Solutions, LLC. Mr. Fox has previously served as a board member of several public and private companies.

He participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned his MBA in Finance from Suffolk University and his BA in Economics from the State University of New York.

Mr. Fox’s qualifications to serve on our Board include his extensive experience in the business and financial services industry, financial reporting and his knowledge gained from service on the boards of various other companies.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How much stock is owned by directors and executive officers?

The following table sets forth information, as of March 21, 2016, regarding the beneficial ownership of our common stock by our current directors and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, to whom we refer as our named executive officers, and by our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Common Stock Beneficially Owned.” Directors, executive officers and employees are prohibited from engaging in any short sales involving our securities.

		Options	Unvested
		Exercisable	Restricted	Total	Beneficial
		within	Common	Beneficial	Ownership
	Shares Held	60 Days (1)	Stock	Ownership	Percentages
Jud Bergman (2)	649,106	643,692	20,866	1,313,664	3.1%
Bill Crager (3)	141,429	358,100	13,886	513,515	1.2%
Scott Grinis	210,708	117,328	7,235	335,271	*
Pete D’Arrigo	7,888	310,948	10,102	328,938	*
Anil Arora (4)	98,260		91,667	189,927	*
Joshua Mayer (5)	4,719	49,351	7,235	61,305	*
Yves Sisteron (6)	130,591	19,592	580	150,763	*
Charles Roame (7)	7,742	11,505	3,731	22,978	*
Jim Johnson	1,774	19,902	728	22,404	*
Ross Chapin	37,438	17,015	769	55,222	*
Gregory Smith	3,950		3,589	7,539	*
Cynthia Egan	1,950	1,679	3,652	7,281	*
James Fox	1,950		3,589	5,539	*
Luis Aguilar					*
Gayle Crowell (8)	13,427			13,427	*
All Directors and Executive Officers as a Group	1,563,419	1,709,909	179,360	3,452,688	7.8%

*Denotes beneficial ownership of less than one percent.

(1)	Includes options vested and exercisable within 60 days of March 21, 2016.

(2)	Includes 132,500 shares held as security in a margin account.

(3)	Includes 100 shares indirectly held by Mr. Crager’s wife.

(4)	Includes 272 shares held by a trust for the benefit of Mr. Arora’s child in which Mr. Arora is a trustee.

(5)	Includes 42 shares indirectly held by Mr. Mayer’s wife.

(6)	Includes 130,591 shares held by entities controlled by Mr. Sisteron.

(7)	Includes 7,742 shares held by a trust in which Mr. Roame is the trustee.

(8)	Includes 1,983 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

Which stockholders own more than 5% of our common stock?

The following table shows all persons we know to be direct or indirect owners of more than 5% of our common stock as of the close of business on March 21, 2016, unless otherwise indicated. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

	Number of
	Shares
Name and Address of Beneficial	Beneficially	Percent of
Owner	Owned	Class
Wells Fargo & Company (1)	5,895,555	13.91%
420 Montgomery Street
San Francisco, CA 94104
Wellington Management Group LLP (fka Wellington Management Company, LLP) (2)	3,428,509	8.08%
280 Congress Street
Boston, MA 02210
Janus Capital Management LLC (3)	3,026,958	7.14%
151 Detroit Street
Denver, CO 80206
Wasatch Advisors, Inc. (4)	2,836,029	6.68%
505 Wakara Way
Salt Lake City, UT 84108
The Vanguard Group (5)	2,589,913	6.11%
100 Vanguard Blvd.
Malvern, PA 19355
TimesSquare Capital Management, LLC (6)	2,213,500	5.22%
7 Times Square
New York, NY 10036
BlackRock Inc. (7)	2,146,051	5.06%
55 East 52nd Street
New York, NY 10022

(1)

Based on Amendment #3 to Schedule 13G filed by Wells Fargo & Company and certain of its subsidiaries ("Wells Fargo") on February 3, 2016, reporting the amount of securities beneficially owned as of December 31, 2015. Wells Fargo reports sole voting power with respect to 17,412 shares, shared voting power with respect to 5,567,064 shares, sole dispositive power with respect to 17,412 shares and shared dispositive power with respect to 5,878,142 shares.

(2)

Based on Amendment #3 to Schedule 13G filed by Wellington Management Group, LLP (fka Wellington Management Company, LLP) on February 11, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. Wellington reports shared voting power with respect to 2,867,629 shares and shared dispositive power with respect to 2,866,956 shares.

(3)

Based on a Schedule 13G filed by Janus Capital Management LLC on February 16, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. Janus Capital Management reported sole voting and dispositive power with respect to 3,026,958 shares.

(4)

Based on a Schedule 13G filed by Wasatch Advisors, Inc. on February 16, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. Wasatch Advisors reported sole voting and dispositive power with respect to 2,836,029 shares.

(5)

Based on Amendment #1 to Schedule 13G filed by The Vanguard Group on February 10, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. Vanguard reports sole voting power with respect to 84,047 shares, shared voting power with respect to 2,500 shares, sole dispositive power with respect to 2,505,466 shares and shared dispositive power with respect to 84,447 shares.

(6)

Based on a Schedule 13G filed by TimesSquare Capital Management, LLC on February 10, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. TimesSquare Capital Management reported sole voting power with respect to 2,168,200 shares and sole dispositive power with respect to 2,213,500 shares.

(7)

Based on Amendment #1 to Schedule 13G filed by BlackRock, Inc. on January 22, 2016 reporting the amount of securities beneficially owned as of December 31, 2015. BlackRock reported sole voting power with respect to 2,055,870 shares and sole dispositive power with respect to 2,146,051 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate in a highly competitive environment and our executive compensation program is designed to attract and retain talented executives who can execute our strategy. The discussion below describes the material elements of the 2015 compensation program for our named executive officers and the manner in which compensation decisions were made.

Philosophy and Objectives

Our executive compensation philosophy, as established by our Compensation Committee, is designed to:

•	Attract and retain skilled executive officers;

•	Support our business strategy and objectives; and

•	Align the interests of our executive officers with those of our stockholders through a pay‑for‑performance philosophy.

We do not utilize formulas to determine compensation amounts and have established a set of guiding principles that have provided the foundation for all compensation programs for executive officers and all other employees. These guiding principles are as follows:

•	Pay for performance in such a way as to drive our business strategy and objectives and create shareholder value, consistent with an acceptable risk profile and through legal and ethical means;

•

The amount of overall total compensation should be attractive to executive officers, affordable for the company, proportional to the executive officer’s contribution, and fair to shareholders and employees, while providing payouts that are clearly aligned with actual performance;

•	Avoid controversial pay practices; and

•	Compensation should be transparent, understandable and effectively communicated to shareholders and employees.

We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity. The program also promotes fiscally responsible pay decisions, encourages efficient use of our resources and ensures compliance with applicable legal and contractual requirements.

To our employees, our compensation philosophy means fair pay based on their role in the company, a subjective determination of the market value of their job and their performance in that position. In addition, there is opportunity for additional rewards when we meet or exceed business objectives. Performance rewards provide employees with the opportunity to earn additional compensation beyond their base salary.

Compensation for our executive officers consists of three primary elements. They receive a base salary which is paid in semi‑monthly cash installments, they receive an annual incentive‑based cash payment, which is typically paid in February of the subsequent year or in quarterly installments and they receive an annual grant of restricted stock and stock options. For details regarding why we pay each element and how the amounts are determined, see “—Our 2015 Executive Compensation Program—Base Salary,” “—Our 2015 Executive Compensation Program—Annual

Incentive‑Based Cash Compensation,” and “—Our 2015 Executive Compensation Program—Equity Awards.” Although these sections discuss our practices employed in 2015, generally we plan to continue these practices in future years.

We do not have a specific policy that governs the allocation of compensation between cash and non‑cash compensation or between long‑term or current compensation. The allocations are driven primarily through a desire to pay what we view as competitive compensation, as determined solely by us based on our review of broad‑based third party surveys and other generally available information, which we have historically used to obtain a general understanding of market compensation practices.

Role of Compensation Committee and Management

The Compensation Committee consists of four independent non‑employee members of our Board. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of officers and other managerial employees and the establishment and administration of employee benefit plans.

The Compensation Committee determines, and recommends to the Board for approval, the Chief Executive Officer’s compensation without the participation of the Chief Executive Officer. The Compensation Committee is also responsible for reviewing the performance of the Chief Executive Officer. Our Chief Executive Officer is the only executive officer that has a role in determining the compensation of our named executive officers other than himself. The Chief Executive Officer will provide the Compensation Committee with recommendations, which the Committee has the discretion to approve or disapprove, for (a) changes to base salary, (b) distribution of annual incentive‑based cash compensation and (c) restricted stock and stock option grants.

Competitive Market Review

Beginning in March of 2014 and continuing into 2015, the Compensation Committee retained an independent third‑party compensation specialist, Compensation Advisory Partners (“CAP”), to assist in identifying and facilitating certain changes to our compensation and employee retention programs, including the amounts of compensation paid to our senior management, including the named executive officers, and advice regarding employment agreements.

CAP was engaged to analyze the pay levels of and possible terms of employment agreements for senior management, including those of our named executive officers. In particular, CAP’s engagement involved (a) reviewing draft employment agreements, (b) defining the roles and responsibilities of senior management, (c) identifying comparable firms within the relevant competitive marketplace and (d) assessing the comparability of senior management roles and compensation from those firms to our senior management.

Our 2015 Executive Compensation Program

Our 2015 executive compensation program had three primary components: base salary, annual incentive‑based cash compensation and equity awards.

Base Salary.  Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on company performance. In determining the base salaries for our Chief Executive Officer and the other named executive officers, the Compensation Committee, at the beginning of each year, reviews the overall scope of each executive officer’s responsibilities while taking into account the base salaries paid by companies with which we compete for talent. For 2015, base salary adjustments were based on a subjective determination of competitive market rates, individual performance, changes in job duties and responsibilities and our overall financial performance. We did not follow a specific formula or set of criteria in determining base salary adjustments in 2015.

Market data, such as the base salary of comparable jobs at comparable companies, were reviewed to provide guidance as to what constitutes competitive base salaries. In addition, individual performance of the executive’s duties and responsibilities is also considered. If the executive has performed his or her duties above expectations, then an increase in the base salary may be justified. Similarly, if the executive is given different duties or responsibilities or if they have changed jobs within the company, then their base salary may be increased or decreased accordingly.

In all cases where base salaries may be changed, the overall compensation budget must be sufficient for such changes. In certain extreme cases, our financial results and performance may lead to reductions in base salaries as a cost cutting measure.

Annual Incentive‑Based Cash Compensation.  We maintain an annual incentive‑based cash compensation program comprising two elements: the Annual Incentive Program, which is intended to reward executives and eligible employees based on our revenue growth and profitability; and Incentive Compensation, which is intended to reward executives and employees for gross sales from expanding existing client relationships and developing new client relationships.

Beginning in 2015, the Compensation Committee established a two-step process for paying annual incentive-based cash compensation to its executive officers.  For the first step, in order for the payment of the incentive-based cash compensation to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, the Compensation Committee established a performance goal based on performance metrics pursuant to the Envestnet, Inc. 2010 Long-Term Incentive Plan.  If the performance goal is not met, no annual incentive-based cash compensation will be paid to executive officers for such year.  If the performance goal is met, for the second step, a cash bonus pool is established pursuant to which payments can be made to the executive officers as described below for the Annual Incentive Program and Incentive Compensation subject to the applicable limits contained in the Envestnet, Inc. 2010 Long-Term Incentive Plan.

Annual Incentive Program.  Under the Annual Incentive Program, a predetermined percentage of the revenues and profits from the preceding year are distributed to employees, including our executive officers. At the beginning of each year, the Compensation Committee approves the calculation methodology, or formula, which will be used at the end of the year to determine the amount of the annual incentive distribution. The formula includes the distribution amount as a percentage of revenues and EBITDA, as adjusted for certain items as defined by the Compensation Committee, as well as a stretch incentive target and a minimum threshold. The distribution percentage, as determined by the Compensation Committee, is generally derived by (a) investigating the annual compensation practices of comparable financial services firms and (b) considering the resulting aggregate incentive for management and employees to meet or exceed the firm’s financial expectations.

In calculating the amount to be paid under the Annual Incentive Program, the Compensation Committee utilizes revenues and adjusted EBITDA, which is prior to the payment of any amount paid pursuant to the Annual Incentive Program and certain extraordinary non‑cash or non‑recurring general and administrative expenses. The Compensation Committee may exercise its discretion to adjust for revenues and expenses attributable to acquisitions, as well as extraordinary or non‑recurring gains or losses. The amounts paid for 2015 under the Annual Incentive Program were based on our financial performance during the 12‑month period ending December 31, 2015. The Compensation Committee established a minimum threshold amount of revenue and adjusted EBITDA, defined as described above, of $342.8 million and $56.0 million, respectively. Performance above either or both of the minimum threshold amounts would result in an aggregate annual incentive pool amount of 0.2% of total revenue for revenue equal to or in excess of the threshold amount plus 0.2% of total revenue for each incremental $4.3 million of revenue between $342.8 million and $364.2 million plus 1.4% of the excess revenue above $364.2 million plus 2.8% of the incremental revenue above $407.1 million plus 4.4% of incremental revenue above $428.5 million plus 2.8% of incremental revenue above $471.4 million and 4.3% of threshold adjusted EBITDA if the threshold amount has been achieved plus 8.3% of the excess adjusted EBITDA above the threshold amount plus 18.3% of incremental adjusted EBITDA above $93.3 million. The Compensation Committee has final authority to exercise its discretion in setting compensation amounts or awards for the company as a whole and for individuals and is not bound by the formula or by recommendations of Mr. Bergman nor of any consultant. For the amount to be earned in 2015, the Compensation Committee agreed with management’s recommendation and approved the amount to be paid under the Annual Incentive Program of approximately $9.9 million.

At the end of each year, an allocation of the Annual Incentive Program to each eligible employee, including executive officers, is made. The CEO recommends to the Compensation Committee the distribution amounts for each executive officer, including himself, based on a subjective analysis of his or her performance. For the named executive officers, the CEO subjectively assesses their performance broadly with consideration given to four general categories: integrity, intelligence/business knowledge, qualitative considerations and effectiveness. No quantitative criteria are used. The CEO’s analysis is based on his sole and absolute discretion when assessing performance. Similarly, the amounts he recommends for individual Annual Incentive Program recommendations are based on his sole and absolute discretion. The CEO presents his recommendations to the Compensation Committee for their consideration along with his individual Annual Incentive Program distribution recommendations. The Compensation Committee reviews and makes the final approval for annual incentive distributions for the named executive officers, including the CEO. For the year ending December 31, 2015, the Compensation Committee chose to accept the individual annual bonus distribution recommendations which it received from the CEO. Distributions of the Annual Incentive Program earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months.

Incentive Compensation.  We maintain a compensation program with amounts paid to eligible employees as incentive compensation based on a target percentage of gross sales, though the total amount of incentive compensation is not an exact percentage of gross sales. The target percentage is revised annually. For the purposes of determining the total amount available for incentive compensation, we estimate our new fee revenue based on gross sales. We do this by calculating the average fee paid on all of our products, taking into account differing fee rates on the various products we sell and various fee schedules related to different client programs. The average will also vary by region due to the mix of clients and products within each region. In 2015, we targeted 12.0% of such estimated fee revenue to be used for total incentive compensation, with discretion to award total incentive compensation of up to an additional 1.5% of estimated fee revenue. Incentive Compensation amounts are calculated quarterly and paid out in 20.0% installments over the subsequent five quarters. Incentive Compensation payments are not guaranteed. The recipient must still be employed at the time of payment. Incentive Compensation payments are allocated among sales and service personnel and sales management, and the allocation of the incentive compensation payments is approved at the discretion of Mr. Bergman and Mr. Crager. In exercising their discretion, these officers annually establish a framework of percentages of the total available amount that is to be paid to different categories of employees, but there is no predetermined formula. The amount of the Incentive Compensation payments may also be adjusted based on our overall performance. In 2015, approximately $6.1 million in incentive compensation was earned by eligible employees, of which Mr. Crager received $322,249. Mr. Crager is the only executive officer who receives Incentive Compensation. The amount of Mr. Crager’s Incentive Compensation was based on our total gross sales and the CEO’s subjective assessment of his leadership of the sales organization.

Equity Awards.  We grant stock options and restricted stock units to our current and newly hired executive officers to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with the interests of our stockholders. All equity grants to our executive officers to date have been awarded under the Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan, or the Envestnet, Inc. 2010 Long‑Term Incentive Plan (the “Equity Plans”). It has been our practice to annually grant equity awards to employees, including executives, in recognition of performance and as an incentive for retention, as well as to align their interests with the interests of our stockholders. The size of these grants is based on a number of factors, including our subjective analysis of competitive practices, individual performance as determined in the discretion of the Compensation Committee, changes in the scope of the individual’s position, internal equity and retention potential. Ultimately, all amounts were determined in the sole and absolute discretion of the Compensation Committee based on its conclusions as to what was appropriate and necessary after consideration of these factors. The Compensation Committee uses a formula similar to the revenue component of the Annual Incentive Program described above. The grants made in 2015 were based on our financial performance during the 12‑month period ending December 31, 2014. The Compensation Committee established a minimum threshold amount of revenue, defined as described above, of $269.2 million. Performance above the minimum threshold amounts would result in an aggregate annual stock option pool amount of 0.20% of shares outstanding for revenue equal to or in excess of the threshold amount plus 0.20% of total shares outstanding for each $3.4 million of incremental revenue between $269.2 million and $282.7 million plus 0.026% of shares outstanding for revenue above $282.7 million plus 0.052% of shares outstanding for each $3.4 million of incremental revenue above $319.7 million plus 0.083% of shares outstanding for each $3.4 million of incremental revenue above $336.5 million plus 0.052% of shares outstanding for each $3.4 million of incremental revenue above $370.2 million. The value of the options is estimated using the Black Scholes methodology described below in footnote 2 of the 2015 Grants of Plan‑Based Awards table. The value of restricted stock units results in a dollar‑for‑dollar offset to the value of the annual stock option pool amount. Historically, vesting for equity award grants occurs annually on the anniversary of the grant date with one‑third vesting on each of the first three anniversaries. In keeping with the annual practice of issuing equity grants in the first quarter of the company’s fiscal year, the Compensation Committee authorized equity grants equal to 1.0% of our outstanding number of shares as of December 31, 2014. Consistent with our executive compensation philosophy and to better align the interests of our employees with those of our stockholders through pay‑for‑performance, the number of shares of each award was made 40% in shares of restricted common stock and 60% in stock options.

Our CEO, with the help of his management team, recommended to the Compensation Committee individuals who should receive equity awards, the components of the award and the size of each individual award. The individual component and distribution amounts that were recommended were based on the CEO’s subjective review of each individual’s performance within his or her role in our company since the previous year’s grant, as well as a subjective determination of the competitive practices necessary to retain key employees. This recommendation was submitted to the Compensation Committee for its consideration and approval. As noted above, the Compensation Committee has final authority to exercise its discretion in setting compensation amounts or awards, and the components of those amounts or awards and is not bound by the use of any formula or recommendations of the CEO nor of any consultant. In its discretion, the Compensation Committee approved the recommendations as submitted. The equity grants to our named executive officers on February 28, 2015 were as follows:

	Number of Shares
	Underlying 2015	Number of Shares	Total Number of Shares
	Restricted Stock	Underlying 2015	Underlying 2015 Equity
Name	Awards	Options	Award
Judson Bergman	11,600	17,400	29,000
William Crager	7,600	11,400	19,000
Peter D’Arrigo	5,500	8,250	13,750
Scott Grinis	4,000	6,000	10,000
Joshua Mayer	4,000	6,000	10,000

Supplemental Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Medical and dependent care flexible spending account;

•	Short‑ and long‑term disability, accidental death and dismemberment;

•	A 401(k) plan, with company match; and

•	A college scholarship plan for employees’ children.

We believe these benefits are consistent with companies with which we compete for talent. Other than a car allowance and certain parking privileges to certain of our senior officers, we provide no perquisites to any of our employees, including our named executive officers.

Recoupment of earned awards

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Board or the Compensation

Committee would evaluate whether compensation adjustments were appropriate, or required under applicable law, based on the facts and circumstances relating to the restatement.

Regulatory limitations

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next three most highly paid executive officers of a publicly held corporation (other than the CFO). We expect that on an ongoing basis we will generally consider whether a form of compensation will be deductible under section 162(m) in determining executive compensation, though other factors will also be considered. However, we may authorize compensation payments that do not comply with the exemptions under section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

In light of the strong shareholder support on our say‑on‑pay proposal in 2015, we made no significant changes to the executive compensation program based on concerns or issues raised by our shareholders. We continue to desire feedback from our shareholders on our executive compensation program and will consider the views of our shareholders as we evaluate our compensation program in 2016.

2015 Summary Compensation Table

The following table contains compensation information for our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers. We refer to these individuals as our “named executive officers” in other parts of this proxy statement. The information included in this table reflects compensation paid to our named executive officers for services rendered to us.

				Equity Awards
				Stock	Option	All Other
Name and		Salary	Bonus	Units	Awards	Compensation
Principal Position	Year	($)	($)(1)	($)	($)(2)	($)(3)	Total
Judson Bergman	2015	$450,000	$400,000	$625,008	$366,636	$20,132	$1,861,776
Chief Executive Officer	2014	450,000	400,000	527,184	341,342	5,200	1,723,726
	2013	449,583	225,000	55,776	57,424	5,100	792,883
William Crager	2015	350,000	100,000	409,488	240,210	327,549	1,427,247
President	2014	344,500	100,000	372,376	237,090	290,010	1,343,976
	2013	335,000	80,000	86,533	82,400	149,900	733,833
Peter D’Arrigo	2015	313,788	242,200	296,340	178,836	5,300	1,036,464
Chief Financial Officer	2014	305,000	275,000	276,144	178,238	5,200	1,039,582
	2013	287,500	150,000	60,358	48,830	17,600	564,288
Scott Grinis	2015	245,000	180,000	215,520	126,426	5,300	772,246
Chief Technology Officer	2014	239,500	200,000	167,360	104,252	10,700	721,812
	2013	239,500	85,000	47,861	48,830	10,600	431,791
Joshua Mayer(4)	2015	250,000	157,000	215,520	126,426	4,542	753,488
Chief Operating Officer	2014	247,500	175,000	167,360	104,252	5,200	699,312

(1)

Bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g. the bonuses earned for 2015 were paid in February 2016). The amounts disclosed in the Bonus column relate to amounts paid under our Annual Incentive Program.

(2)

Amounts disclosed in the Equity Awards column relate to grants of restricted stock and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant‑date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Our assumptions with regard to determining the 2015 stock option values are set forth in note 1 to the 2015 Grants of Plan‑Based Awards table.

(3)

For Mr. Bergman, the amounts disclosed reflect a parking and car allowance of $14,832 in 2015 and matching contributions to his 401(k) account of $5,300 in 2015, $5,200 in 2014 and $5,100 in 2013. For Mr. Crager, the amounts disclosed reflect $322,249 earned as incentive compensation in 2015, reflect $279,310 earned as incentive compensation in 2014, and $144,800 earned as incentive compensation in 2013, and matching contributions to his 401(k) account of $5,200 in 2015, and $5,100 in 2013. For Mr. D’Arrigo, the amounts disclosed reflect a discretionary bonus of $12,500 approved by the Compensation Committee in 2013 and matching contributions to his 401(k) account of $5,300 in 2015, $5,200 in 2014, and $5,100 in 2013. For Messrs. Grinis and Mayer, the amounts disclosed reflect matching contributions to their 401(k) accounts.

(4)	Mr. Mayer first became a ‘Named Executive Officer” upon his election as Chief Operating Officer in 2014.

2015 Grants of Plan‑Based Awards

The following table contains information concerning grants of plan‑based awards made in 2015 to our named executive officers.

		All	All
		Other	Other
		Stock	Option	Exercise	Grant
		Awards:	Awards:	or Base	Date Fair
		Number of	Number of	Price of	Value of
		Shares of	Securities	Option	Stock and
	Grant	Stock or	Underlying	Awards	Option
Name	Date (1)	Units (#)	Options (#)	($/Sh)	Awards (2)
Judson Bergman	2/28/2015	11,600	17,400	$53.88	$991,645
William Crager	2/28/2015	7,600	11,400	53.88	649,698
Peter D’Arrigo	2/28/2015	5,500	8,250	53.88	470,176
Scott Grinis	2/28/2015	4,000	6,000	53.88	341,946
Joshua Mayer	2/28/2015	4,000	6,000	53.88	341,946

(1)	All restricted stock units and stock option grants were approved by the Compensation Committee and the Board on their respective grant dates.

(2)

The fair value of stock options granted was determined using the Black‑Scholes model as of the grant date. The model assumes: (i) the stock option would be exercised 6 years after grant date, (ii) expected stock price volatility of 37.492205%, (iii) a risk‑free yield equal to 1.65% US Treasury STRIPS, and (iv) our dividend yield (0%) would remain constant from grant date to exercise date.

Narrative to 2015 Summary Compensation Table and 2015 Grants of Plan‑ Based Awards Table

See “—Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2015 Summary Compensation Table and 2015 Grants of Plan‑Based Awards Table were paid or awarded, and the criteria on which such payments were based. The Compensation Discussion and Analysis also describes certain grants of stock options to our named executive officers.

2015 Outstanding Equity Awards at Fiscal Year‑End

The following table lists all outstanding equity awards held by our named executive officers (“NEO”) as of December 31, 2015:

	Option Awards (1)					Stock Awards (2)
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	have not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Yet Vested ($)	Vested (#)	Vested ($)
Judson Bergman	175,000			$7.50	4/26/2017
	36,000			7.50	4/30/2018
	15,000			7.15	5/15/2019
	376,000			9.00	7/28/2020
	10,000			12.55	2/28/2021
	7,951			12.45	2/28/2022
	6,272	3,136		15.34	2/28/2023	1,212	36,178
	6,766	13,534		41.84	2/28/2024	8,400	250,740
		17,400		53.88	2/27/2025	11,600	346,260

William Crager	2,806			0.11	4/26/2017
	20,000			1.08	4/26/2017
	80,000			7.50	4/26/2017
	14,000			7.50	4/30/2018
	12,000			7.15	5/15/2019
	164,000			9.00	7/28/2020
	25,000			12.55	2/28/2021
	13,594			12.45	2/28/2022
	9,000	4,500		15.34	2/28/2023	1,880	56,118
	4,700	9,400		41.84	2/28/2024	5,934	177,130
		11,400		53.88	2/27/2025	7,600	226,860

Peter D’Arrigo	186,937			7.50	6/16/2018
	86,000			9.00	7/28/2020
	10,000			12.55	2/28/2021
	10,195			12.45	2/28/2022
	5,333	2,667		15.34	2/28/2023	1,040	31,044
	3,533	7,067		41.84	2/28/2024	4,400	131,340
		8,250		53.88	2/27/2025	5,500	164,175

Scott Grinis	12,000			7.50	4/26/2017
	9,000			7.50	4/30/2018
	6,000			7.15	5/15/2019
	56,000			9.00	7/28/2020
	10,000			12.55	2/28/2021
	10,195			12.45	2/28/2022
	5,333	2,667		15.34	2/28/2023	1,040	31,044
	2,066	4,134		41.84	2/28/2024	2,667	79,610
		6,000		53.88	2/27/2025	4,000	119,400

Joshua Mayer	800			7.15	5/15/2019
	20,000			9.00	7/28/2020
	10,000			12.55	2/28/2021
	4,418			12.45	2/28/2022
	5,333	2,667		15.34	2/28/2023	1,040	31,044
	2,066	4,134		41.84	2/28/2024	2,667	79,610
		6,000		53.88	2/27/2025	4,000	119,400

(1)

Except as otherwise noted, vesting for stock option grants that expire February 28, 2023, February 28, 2024 and February 27, 2025 occurs annually on the anniversary of the grant date where one third vests on the first anniversary, one third vests on the second anniversary and the remainder vests on the third anniversary.

(2)

All of Mr. Bergman’s 1,212 restricted shares vested on February 28, 2016 and one half of his 8,400 restricted shares vest on February 28 of each of 2016 and 2017 and one third of his 11,600 restricted shares vest on February 28 of each of 2016, 2017 and 2018. All of Mr. Crager’s 1,880 restricted shares vested on February 28 of 2016 and one half of his 5,934 restricted shares vest on February 28 of 2016 and 2017 and one third of his 7,600 restricted shares vest on February 28 of each of 2016, 2017 and 2018. All of Mr. D’Arrigo’s 1,040 restricted shares vested on February 28 of 2016, one half of his 4,400 restricted shares vest on February 28 of each of 2016 and 2017 and one third of his 5,500 restricted shares vest on February 28 of each of 2016, 2017 and 2018. All of Mr. Grinis’ 1,040 restricted shares vested on February 28 of 2016 and one half of his 2,667 restricted shares vest on February 28 of 2016 and 2017 and one third of his 4,000 restricted shares vest on February 28 of each of 2016, 2017 and 2018. All of Mr. Mayer’s 1,040 restricted shares vested on February 28 of 2016 and one half of his 2,667 restricted shares vest on February 28 of each of 2016 and 2017 and one third of his 4,000 restricted shares vest on February 28 of each of 2016, 2017 and 2018.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of shares	Value realized on	Number of shares	Value realized on
	acquired on exercise	exercise	acquired on vesting	vesting
Name	(#)	($)	(#)	($)
Judson Bergman	240,000	9,922,023	7,079	381,417
William Crager	133,334	5,232,789	5,857	315,575
Peter D’Arrigo	10,000	340,811	4,020	216,598
Scott Grinis			3,153	169,884
Joshua Mayer			3,540	190,735

Nonqualified Deferred Compensation

On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Persons eligible to participate in the Deferred Benefit Plan are called “Participants.”

Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment.  Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.

Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan.  The deferral account represents an unfunded, unsecured promise by the company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.

The following table sets forth information concerning nonqualified deferred compensation of our named executive officers who participated in the Deferred Compensation Plan in 2015. The amounts set forth in this table include only contributions made and earnings received during 2015 and do not include contribution and earnings with respect to the 2015 bonus paid in 2016.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Withdrawals/	Earnings	Balance
Name	in Last FY(1)	in Last FY	Distributions	in Last FY	at Last FYE

Scott Grinis	$181,715			$(3,818)	$177,897

(1)	The amounts in this column are also included in the Summary Compensation Table in the Salary column.

The measurement funds available to Participants and the returns earned by those measurement funds in 2015 were:

Return On
Fund Name	Investment
ClearBridge Variable Small Cap Growth Fund (Class 1)	-6.09%
Delaware VIP REIT Series (Standard Class)	0.19%
Delaware VIP Small Cap Value Series (Standard Class)	-8.47%
Delaware VIP Value Series (Standard Class)	-3.03%
Fidelity VIP Freedom 2030 SM (Service Class)	-4.06%
Fidelity VIP Freedom 2040 SM (Service Class)	-4.30%
Fidelity VIP Freedom 2050 SM (Service Class)	-4.35%
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	-1.64%
Fidelity VIP Overseas Portfolio (Service Class)	-2.03%
Lincoln VIP Money Market Fund (Standard Class)	0.02%
LVIP Delaware Special Opportunities Fund (Standard Class)	-3.25%
LVIP J.P. Morgan High Yield Fund (Standard Class)	-6.73%
LVIP S&P 500 Index Fund (Standard Class)	-1.93%
PIMCO VIT Commodity Real Return Strategy Portfolio-AdminCls	-24.93%
PIMCO VIT Total Return (Administrative Class)	-1.02%

Potential Payments Upon Termination of Change of Control

None of our named executive officers has an employment agreement or change of control agreement.

Equity Incentive Plans.  We currently maintain equity‑based incentive plans—the 2004 Stock Incentive Plan, the 2010 Long‑Term Incentive Plan and the Envestnet, Inc. Management Incentive Plan for Envestnet | Tamarac Management Employees (MIP) and the Envestnet, Inc. 2015 Acquisition Equity Award Plan. No new awards are being made under the 2004 Stock Incentive Plan or the Envestnet, Inc. 2015 Acquisition Equity Award Plan and any new awards under the MIP will be granted under the 2010 Long‑Term Incentive Plan. We established the 2010 Long‑Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long‑range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our stockholders. Under the 2010 Long‑Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.

Change in Control.  In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the Participant’s employer for reasons other than cause (as defined in the 2010 Long‑Term Incentive Plan) within 24 months following a change in control (as defined in the 2010 Long‑Term Incentive Plan) or (b) the 2010 Long‑Term Incentive Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2010 Long‑Term Incentive Plan, all stock options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested. Awards outstanding under the 2004 Stock Incentive Plan will become fully vested and exercisable and all forfeiture restrictions on the awards will lapse if a change in control (as defined in the 2004 Stock Incentive Plan) occurs and the Participant’s awards are not converted, assumed or replaced, by awards of the surviving or successor entity or one of its affiliates.

Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the company’s equity plans. The outstanding equity awards held by the NEO as of December 31, 2015 are described above under “2015 Outstanding Equity Awards at Fiscal Year‑End.”

We have estimated the amount of incremental compensation for each of Messrs. Bergman, Crager, D’Arrigo, Grinis and Mayer due to accelerated vesting of outstanding restricted stock units upon termination of the officer’s employment in the event of the officer’s death, disability, or involuntary termination, or upon a change in control irrespective of a termination of employment, as follows: Mr. Bergman, $633,178; Mr. Crager, $460,107; Mr. D’Arrigo $326,559; Mr. Grinis $230,053; and Mr. Mayer $230,053.

These amounts assume that the termination of employment or change in control was effective as of December 31, 2015 and that the price of Common Stock on which the calculations are made was the closing price of $29.85 on that date. We have estimated the value for the acceleration of stock options as of December 31, 2015 for each NEO as follows: Mr. Bergman, $45,503; Mr. Crager, $65,295; Mr. D’Arrigo $38,698; Mr. Grinis $38,698; and Mr. Mayer $38,698. The amounts shown above are estimates of the incremental compensation these officers would receive upon such terminations or a change in control. The actual amounts to be received can only be determined at the time of the officer’s termination of employment or at the time of a change in control.

Transferability.  Awards under the 2010 Long‑Term Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).

Withholding.  All awards and other payments under the 2010 Long‑Term Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously‑owned shares of common stock or shares of common stock to which the Participant is otherwise entitled under the 2010 Long‑Term Incentive Plan. Such shares may only be used to satisfy minimum withholding requirements.

Amendment and Termination.  The Board may, at any time, amend or terminate the 2010 Long‑Term Incentive Plan, and the Board or the Compensation Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. Adjustments to the 2010 Long‑Term Incentive Plan and awards on account of business transactions are not subject to the foregoing prohibition. The provisions of the 2010 Long‑Term Incentive Plan that prohibit repricing of stock options and stock appreciation rights cannot be amended unless the amendment is approved by our stockholders. The 2010 Long‑Term Incentive Plan also permits the Board to amend the 2010 Long‑Term Incentive Plan and any awards that are subject to Section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10‑K for the year ended December 31, 2015 and this proxy statement.

The foregoing report has been approved by the following members of the Compensation Committee1.

ame
James Fox, Chairman Ross Chapin Yves Sisteron

[1]	Ms. Crowell joined the Compensation Committee in March 2016 and did not participate in the discussions for the 2015 Compensation Committee Report.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of Envestnet and its management and has been determined by the Board to be financially literate, as contemplated by the NYSE listing standards. In addition, the Board has determined that Messrs. Johnson, Chapin, Fox and Smith are each audit committee financial experts within the meaning of the rules of the SEC.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit process and the performance, qualification and independence of our independent auditors, KPMG LLP (“KPMG”).

Our management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG and other advisors.

The Audit Committee held seven meetings in 2015. Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG (see “Proposal No. 3: Ratification of Appointment of Independent Auditors”) the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; compliance with our conflict of interest and Code of Business Conduct and Ethics policies.

At least quarterly in 2015, the Audit Committee met in executive session (i.e., without management present) with representatives of KPMG to discuss the results of their work.

In connection with its audit of our financial statements for the year ended December 31, 2015, KPMG presented to and reviewed with the Audit Committee the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has also discussed with KPMG their independence from Envestnet, including a review of audit and non‑audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG, the Audit Committee recommended to the Board that the December 31, 2015 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10‑K.

The foregoing report has been approved by all members of the Audit Committee.

Gregory Smith, Chairman Ross Chapin James Fox James Johnson

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the Securities and Exchange Commission, we are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our strategic direction and achieve annual and long‑term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long‑term basis through a combination of base pay, annual incentives and long‑term incentives. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support the company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described on pages 22-32 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say‑on‑pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative discussion.”

The say‑on‑pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Typically, the appointment of independent auditors is approved annually by the Audit Committee and ratified by our stockholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed, subject to ratification by our stockholders, KPMG as our independent auditor for the year ending December 31, 2016.

Our audited financial statements for the year ended December 31, 2015, will be presented at the Annual Meeting. Representatives of KPMG will attend the Annual Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer appropriate questions at the meeting.

Independent Auditor Fee Information

The following table sets forth the approximate aggregate fees for professional services rendered by KPMG for 2014 and 2015:

	2014	2015
Audit fees (1)	$1,920,000	$1,660,000
Audit-related fees (2)	150,000	130,500
Tax fees
All other fees
Total	$2,070,000	$1,790,500

(1)	Audit fees include:

*the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);

*reviews of quarterly consolidated financial statements;

*the statutory audit of one of our subsidiaries;

*consents issued in conjunction with the filing of registration statements;

*  comfort letters issued in conjunction with the filing of registration statements in 2014; and

*the audit of an acquired business for regulatory purposes in 2014.

(2)	Audit‑related fees include:

*the audit of our employee benefit plan; and

*services to issue Statement on Standards for Attestation Engagements (SSAE) No. 16 reports.

Pre‑Approval Policy of Audit and Non‑Audit Services

The Audit Committee pre‑approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre‑approval of all audit and permissible non‑audit services provided by our independent auditor. The Audit Committee provides a general pre‑approval of certain audit and non‑audit services on an annual basis. The types of services that may be covered by a general pre‑approval include other audit services, audit‑related services and permissible non‑audit services. If a type of service is not covered by the Audit Committee’s general pre‑approval, the Audit Committee must review the service on a specific case by case basis and pre‑approve it if such service is to be provided by the independent auditor. Annual audit services, engagement terms and fees require specific pre‑approval of the Audit Committee. Any proposed services exceeding the pre‑approved fees also require specific pre‑approval by the Audit Committee. For both types of pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre‑ approval authority to one or more of its members.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

How do I submit a proposal for inclusion in next year’s proxy material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. Under the rules of the SEC, proposals must be received no later than December 12, 2016 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2017 Annual Meeting proxy statement and form of proxy.

How do I submit a proposal or make a nomination at an annual meeting?

A stockholder proposal not included in our proxy statement for the 2017 Annual Meeting of Stockholders will be ineligible for presentation at the 2017 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to our secretary at our principal executive offices. Under our by‑laws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by‑laws, the language of the proposed amendment), and reasons for conducting such business at the meeting; (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the number of shares of our common stock that are owned beneficially and of record by the stockholder and beneficial owner; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC.

OTHER MATTERS

The Board of Envestnet does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Shelly O’Brien

Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF ENVESTNET, May 11, 2016 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES ( 1-800-776-9437 ) in the United States or  1-718-921-8500  from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20433000000000001000 4 051116 2. The approval of the advisory vote on executive compensation. fiscal year ending December 31, 2016: O Gayle Crowell FOR ALL NOMINEES changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. The election as director of the nominees listed below (except as marked to the contrary below): NOMINEES: FOR ALL NOMINEESO Judson Bergman O Anil Arora WITHHOLD AUTHORITYO Luis A. Aguilar FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 3. The ratification of KPMG LLP as the independent auditors for the MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF STOCKHOLDERS OF ENVESTNET, INC. May 11, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20433000000000001000 4 051116 to the contrary below): fiscal year ending December 31, 2016: O Gayle Crowell FOR ALL NOMINEES changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. The election as director of the nominees listed below (except as marked NOMINEES: FOR ALL NOMINEESO Judson Bergman O Anil Arora WITHHOLD AUTHORITYO Luis A. Aguilar FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. The approval of the advisory vote on executive compensation. 3. The ratification of KPMG LLP as the independent auditors for the MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ENVESTNET, INC. 2016 Annual Meeting of Stockholders The Annual Meeting of Stockholders of Envestnet, Inc. will be held on Wednesday, May 11, 2016 at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois. Registration will open at 9:30 a.m. Central Time and the meeting will start promptly at 10:00 a.m. The meeting is expected to last about 30 minutes. IMPORTANT: 1. 2. If you are planning to attend the meeting, please check the box on the proxy on the reverse side. This letter is your admission ticket to the meeting and must be presented to the registration desk on the day of the meeting. - 0 ENVESTNET, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENVESTNET, INC. The undersigned stockholder(s) of Envestnet, Inc. (the "Company") hereby appoints Judson Bergman or Peter D'Arrigo, or either of them, with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 11, 2016, at 10:00 a.m., Central Time, at 35 E. Wacker Drive, Suite 260, Chicago, IL 60601, and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below. I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card. (Continued and to be signed on the reverse side.) 14475 1.1